Exhibit 99.1

DIAMONDBACK ENERGY ANNOUNCES PRICING OF SECONDARY

COMMON STOCK OFFERING

Midland, TX (June 19, 2013) – Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback Energy”) today announced the pricing of an underwritten public offering of 6,000,000 shares of its common stock at a price of $34.75 per share. The 6,000,000 share offering represents a 1,000,000 share upsize to the originally proposed 5,000,000 share offering. The underwriters have an option to purchase up to an additional 869,222 shares from the selling stockholders at the public offering price (less the underwriting discount). The shares to be sold in the offering will be sold by certain entities controlled by Wexford Capital LP and by Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport Energy”). All of the net proceeds will go to the selling stockholders.

The offering is expected to close on June 24, 2013, subject to customary closing conditions.

Credit Suisse Securities (USA) LLC is acting as sole book-running manager for the offering. When available, copies of the written prospectus for the offering may be obtained from Credit Suisse Securities (USA) LLC, Prospectus Department (1-800-221-1037), at One Madison Avenue, New York, New York 10010.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. A copy of the registration statement can be accessed through the website of the Securities and Exchange Commission at www.sec.gov.

About Diamondback Energy, Inc.

Diamondback Energy is an independent oil and natural gas company focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback Energy’s activities are primarily focused on the Wolfcamp, Clearfork, Spraberry, Cline, Strawn and Atoka formations

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Diamondback Energy assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback Energy. Information concerning these risks and other factors can be found in Diamondback Energy’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Diamondback Energy undertakes no obligation to update or revise any forward-looking statement.

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Investor Contact:

Adam Lawlis

+1 432.221.7467

alawlis@diamondbackenergy.com